Exhibit 99.1

                       TECHNOLOGY RESEARCH CORPORATION
                        ANNOUNCES CEO SUCCESSION PLAN

CLEARWATER, FLORIDA, May 12, 2004 - Technology Research Corporation (TRC), (NASDAQ-TRCI), announced today the manner in which its Board of Directors intends to implement the Chief Executive Officer succession plan that has been contemplated for some time. At the 2004 annual Board of Director meeting, to be conducted following conclusion of the Company's August 24, 2004 annual shareholder meeting, Jerry T. Kendall, currently the Company's President and Chief Operating Officer, is expected to be elected to the positions of Chief Executive Officer and President.

Robert S. Wiggins, the Company's current Chairman of the Board and Chief Executive Officer, is expected to remain as Board Chairman and Company Secretary, and as a continuing Company employee to concentrate on manufacturing cost improvements and strategic growth initiatives.

Mr. Wiggins noted that, "we were fortunate in being able to secure the services of Jerry Kendall, as President and Chief Operating Officer, commencing in April
2003.   Jerry has done an outstanding job for the Company and it is time for him to assume the Chief Executive Officer's position. Jerry is a highly experienced and respected executive and will be an able leader of the Company's efforts in the years to come."

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury caused by electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States military services and their prime contractors.

"Safe Harbor" Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.





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